EXHIBIT 99.1


                        [LOGO FIDELITY FEDERAL BANCORP]


Contact:        Donald R. Neel, President and CEO               (812) 424-0921

Release Date:   January 27, 2004


             FIDELITY FEDERAL BANCORP AND UNITED FIDELITY BANK, fsb
                        ANNOUNCE APPOINTMENT OF DIRECTOR

Fidelity Federal Bancorp, Evansville, IN (NASDAQ:FFED) announced that Michael A. Elliott, CPA has been named to the board of directors of the Company, and its bank subsidiary, United Fidelity Bank, fsb, effective January 21, 2004.

Elliott has served as Chief Financial Officer and Treasurer of Anchor Industries, Inc. since 1997. Prior to joining Anchor, Elliott was a Manager with Geo. S. Olive and Co. LLC.

Regarding the appointment to the board, President and CEO Donald R. Neel noted, "We are truly excited to have someone of Mike's caliber join us in this endeavor, and believe that the Board and management will benefit greatly from his counsel. We look forward to the opportunity to serve with Mike in the years ahead."

 The Company is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. The Company's stock, which is quoted on NASDAQ under the symbol FFED, most recently traded at $1.79.


Information on FFED is available on the Internet at http://www.unitedfidelity.com




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